Funko, Inc.
2802 Wetmore Avenue
Everett, WA 98201

June 16, 2026

Josh Simon
Chief Executive Officer
Funko, Inc.
[via email]

Re: Location Requirement Waiver and Temporary London Housing Arrangement

Dear Josh:

This letter confirms the agreement between Funko, Inc. (“Funko” or the “Company”) and you concerning two compensation-related matters reviewed with the Compensation Committee of the Board of Directors: (1) the location requirement in your Employment Agreement with the Company dated as of September, 1, 2025 (the “Employment Agreement”), and (2) Company-paid housing during your temporary work period in London.

1. Waiver of Everett, WA Relocation Requirement

The Company hereby irrevocably waives the requirement in Section 3.02 of the Employment Agreement that you relocate your primary residence to the Everett, Washington area by September 1, 2026 and confirms that your primary workplace for purposes of the Employment Agreement shall be the Company’s Burbank, California office.

2. Temporary London Housing Arrangement

The Company approves your temporary work period from Funko’s London, England office for approximately six weeks during the summer of 2026 from early July to mid-August.

During that period, the Company will cover reasonable temporary housing costs for you and your immediate family in London, up to an approved amount of £4,500 per week, provided that:
1.the housing is used in connection with your temporary work from the London office;
2.you personally cover personal travel costs, including flights and ordinary personal expenses for you and your family; and
3.any reimbursement or direct payment remains subject to the Company’s normal documentation, payroll, tax, and expense administration practices, but shall be no later than December 31, 2026

The Company may treat the London housing benefit as taxable compensation to the extent required by applicable law, and may report, withhold, or deduct amounts in accordance with applicable tax rules and Company payroll practices.

3. No Other Changes

Except as expressly set forth in this letter, this letter does not amend, waive, or modify any other provision of the Employment Agreement or any Company policy, plan, or program. This letter does not create any ongoing right to Company-paid housing, relocation benefits, travel benefits, or other perquisites beyond the specific London housing arrangement described above.

It is the intention of the Company that this letter and the payments hereunder be exempt from or comply with the requirements of Section 409A of the Internal revenue Code of 1986, as amended, and any guidance issued thereunder, and this letter shall be interpreted, operated and administered accordingly.

Please confirm your agreement by signing below.

Sincerely,

FUNKO, INC.

By:	/s/ Tracy D. Daw
Name:	Tracy D. Daw
Title:	Chief Legal Officer

Acknowledged and agreed:

/s/ Josh Simon
Josh Simon